Free Writing Prospectus
Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement dated September 12, 2011 and Prospectus Dated September 2, 2011
Registration Nos. 333-175117 and 333-175117-01

ENTERGY LOUISIANA INVESTMENT RECOVERY FUNDING I, L.L.C.
PRICING TERM SHEET
September 15, 2011
$207,156,000
Senior Secured Investment Recovery Bonds

Structuring Bookrunner:                              Morgan Stanley & Co. LLC
Joint Bookrunner:                                          Citigroup Global Markets Inc.
Co-Managers:                                                   Morgan Keegan & Company, Inc. and Stephens Inc.

Expected Ratings:                                            Aaa (sf) /AAA (sf) /AAA sf (Moody’s/ S&P/ Fitch)*

Closing Date / Settlement Date:                   September 22, 2011

We expect that delivery of the Senior Secured Investment Recovery Bonds (the “Bonds”) will be made to investors on or about September 22, 2011 (such settlement being referred to as “T+5”).  Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days (such settlement referred to as “T+3”), unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Bonds on the date of pricing or on the next business day will be required, by virtue of the fact that the Bonds initially will settle at T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds on the date of pricing or the next business day should consult their advisors.

Interest Payment Dates:    June 1 and December 1 of each year, and on the final maturity date, commencing on June 1, 2012.

Applicable Time:  3:34  p.m. (ET) on September 15, 2011

Proceeds to Issuing Entity: The total amount of proceeds to the Issuing Entity (as defined below) before deduction of expenses (estimated to be $2,582,971) is $206,396,678.

Financial Advisory Fee:  Morgan Stanley & Co. LLC, as financial advisor to the Issuing Entity, has rendered certain financial advisory services to the Issuing Entity and will receive a net fee of $500,000 for such services, and will also receive reimbursement for certain expenses in connection with the offering, which is included in estimated expenses.

Tranche	Principal Amount Offered	Expected Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	No. of Scheduled Semi-Annual Sinking Fund Payments	Interest Rate	Price to Public	Underwriting Discounts and Commissions
A-1	$207,156,000	5.27	June 1, 2021	September 1, 2023	19	2.040%	99.98345%	0.35%

Entergy Louisiana Investment Recovery Funding I, L.L.C. (the “Issuing Entity”) and Entergy Louisiana, LLC (“ELL”) have jointly filed a registration statement (including a prospectus and preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement and other documents the Issuing Entity and ELL have filed with the SEC for more complete information about the Issuing Entity and the offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the Issuing Entity, Morgan Stanley & Co. LLC (the “Underwriter”) or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling the Underwriter toll-free at 1-866-718-1649.

* A security rating is not a recommendation to buy, sell, or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time by the assigning rating organization.

EXPECTED AMORTIZATION SCHEDULE*

Outstanding Principal Balance

Semi-Annual Payment Date	Tranche A1 Balance
9/22/11 Issuance Date	$207,156,000
6/1/2012	194,828,138
12/1/2012	181,583,576
6/1/2013	174,872,422
12/1/2013	164,992,550
6/1/2014	154,543,929
12/1/2014	143,063,573
6/1/2015	133,784,409
12/1/2015	122,567,749
6/1/2016	112,604,086
12/1/2016	100,971,881
6/1/2017	90,987,445
12/1/2017	79,227,512
6/1/2018	68,928,521
12/1/2018	56,910,228
6/1/2019	46,416,961
12/1/2019	34,185,444
6/1/2020	23,443,990
12/1/2020	10,980,138
6/1/2021	-

*	Totals may not add due to rounding.

EXPECTED SINKING FUND SCHEDULE

Semi- Annual Payment Date	Sinking Fund Schedule
6/1/2012	12,327,862
12/1/2012	13,244,561
6/1/2013	6,711,155
12/1/2013	9,879,872
6/1/2014	10,448,621
12/1/2014	11,480,355
6/1/2015	9,279,164
12/1/2015	11,216,660
6/1/2016	9,963,664
12/1/2016	11,632,204
6/1/2017	9,984,436
12/1/2017	11,759,933
6/1/2018	10,298,990
12/1/2018	12,018,293
6/1/2019	10,493,267
12/1/2019	12,231,517
6/1/2020	10,741,454
12/1/2020	12,463,851
6/1/2021	10,980,138
Number of Payments	19